SECOND AMENDMENT TO AMENDED AND
                   RESTATED CREDIT AGREEMENT

     This Second Amendment to Amended and Restated Credit Agreement (the "Agreement"), made as of the 13th day of March, 2002, by and among FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as Administrative Agent and as a Bank ("Agent"), the Banks listed on the signature page hereto (the "Required Banks") and ELIZABETH ARDEN, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                      W I T N E S S E T H:

     WHEREAS, pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement dated as of January 29, 2001 among Borrower, Agent, Credit Suisse First Boston, as Syndication Agent, Fleet Securities, Inc. and Credit Suisse First Boston, as Joint Lead Arranger and Joint Book Managers and the Banks named therein (the "Banks"), as amended by a First Amendment to Amended and Restated Credit Agreement dated as of July 20, 2001 (as amended, the "Credit Agreement"), the Banks agreed to make a revolving credit loan available to Borrower, subject to the terms and conditions of the Credit Agreement; and

     WHEREAS, the Required Banks have requested, in addition to other things, changes to certain financial covenants and additional reporting requirements; and

     WHEREAS, the Required Banks are willing to amend the Credit
Agreement subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Defined Terms.
     ----------  -------------

     All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit
Agreement.

     Section 2.  Representations and Warranties.
     ----------  ------------------------------

     Borrower hereby represents and warrants to the Banks that:

     (a) Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance by Borrower of this Agreement has been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Borrower, and is the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

     (c) The execution, delivery and performance by Borrower of this Agreement will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

     (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

     (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

     (f) Except as set forth in SCHEDULE I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lender has been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

     (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lender or which will not be cured upon the execution and delivery by Borrower of this Agreement.

     Section 3.  Amendments to Credit Agreement.
     ---------   ------------------------------

     The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

     Section 3.01.  Amended Definitions.
     ------------   -------------------

     Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions "Applicable Margin", "Consolidated
EBITDA" and "Shareholders Equity Base" and replacing them with the following:

     "APPLICABLE MARGIN" means the applicable margins based on the applicable Consolidated Debt/EBITDA Ratio (as determined quarterly) as shown below (in basis points):

                    Consolidated                       Base Rate
      Tier        Total Debt/EBITDA       LIBOR Loans    Loans
      ----  ----------------------------- -----------  ---------
       I    Greater than or equal to
            4.5:1.0                           350          225
       II   Less than 4.5:1.0 but greater
            than or equal to 3.5:1.0          325          200

       III  Less than 3.5:1.00 but greater
            than or equal to 3.0:1.0          300          175

       IV   Less than 3.0:1.0 but greater
            than or equal to 2.5:1.0          275          150

       V    Less than 2.5:1.0 but greater
            than or equal to 2.0:1.0          250          125

       VI   Less than 2.0:1.0                 225          100

     Any change in an Applicable Margin shall be effective commencing on the first business day of the month following the due date of the compliance certificate required by Section 5.1(c) hereof and provided, however, if any compliance certificate is not received by the due date required by Section 5.1(c), the Applicable Margin shall revert back to Tier I until delivery of the next compliance certificate. Immediately upon execution of this Agreement, the Applicable Margins for the period from the date of this Agreement until changed as prescribed above shall be determined by reference to Tier I."

     "CONSOLIDATED EBITDA" means, with respect to any Person for any period, Consolidated Net Income for such period, PLUS (i) the sum of (a) Consolidated Net Interest Expense, (b) depreciation, amortization and other non-cash charges, (c) losses on asset sales, exchanges, transfers or other dispositions, and (d) extraordinary or other non-recurring losses or charges, (e) PLUS income tax expense, LESS (ii) the sum of (a) gains on asset sales, exchanges, transfers or other dispositions, (b) extraordinary or other non-recurring gains or credits, and (c) income attributable to non-cash items or other non-cash credits, in each case to the extent included in arriving at such net income (or loss) for such period and determined in accordance with GAAP; provided, however, that for the purposes of this definition, Borrower may add back the higher cost effect of the Arden Inventory resulting in an add back of $15,461,000 for the fiscal quarter ending April 27, 2002, $12,309,000 for the fiscal quarter ending July 27, 2002 and $3,968,000 for the fiscal quarter ending October 26, 2002.".

     "SHAREHOLDERS' EQUITY BASE" means, with respect to any Person, as at any date, the stockholders equity of such Person as of such date as determined in accordance with GAAP, which shall include for the purposes of this calculation, the liquidation preference of the Seller Preferred, but shall exclude, for the purposes of this calculation, any impact resulting from the implementation of FAS 141 and 142 pertaining to the accounting for goodwill.

     Section 1.01 of the Credit Agreement is hereby further amended by adding the following new definitions:

     "ARDEN INVENTORY" means, that specific Arden inventory identified by Borrower to the Banks that existed in the Borrower's inventory prior to the Acquisition.

     "NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS" means, net income of the Borrower adjusted downward for the accretion and dividends paid or accrued by the Borrower associated with its preferred stock.

     Section 3.02.  Amendments to Section 5.01.
     -------------  ---------------------------

     Section 5.01 of the Credit Agreement is hereby amended by deleting subsection (f) in its entirety and replacing with the following:

           "(f) within fifteen (15) days after the end of each month in each fiscal year of Borrower or during the period of June 1 through October 31 of each year, by Tuesday of each week for the prior week, a Borrowing Base Certificate and a schedule setting forth in reasonable detail Borrower's Inventory, certified by Borrower's principal financial officer as of the end of such applicable period;"

     Section 5.01 of the Credit Agreement is hereby further amended by adding the following new subsections:

           "(n) within thirty (30) days after the end of each month in each fiscal year of Borrower, the following reports: (i) a management narrative of the financial results of Borrower; (ii) comparison of month to date and year to date performance of the Borrower to prior year results and current year's budget; (iii) a summary aging of all accounts receivable and accounts payable of Borrower; (iv) a listing of the top ten concentration for accounts receivable and accounts payable; (v) a listing of the balance of inter-company loans to the Foreign Subsidiaries; (vi)consolidating profit and loss statement (domestic/international); and
     (vii) SBU analysis of sales, EBITDA and gross margin."

     Section 3.03  Amendment to Section 5.16.
     ------------  --------------------------

     Section 5.16 of the Credit Agreement is hereby amended by deleting Section 5.16 in its entirety and replacing it with the following:

    SECTION 5.16.  CONSOLIDATED TOTAL DEBT/EBITDA RATIO. The
Consolidated Total Debt/EBITDA Ratio will not exceed the following levels for each respective Calculation Period;

     Ratio        Calculation Period:
     -----        -------------------
     3.25:1.00    for the fiscal quarter ending on or about
                  April 30, 2001;

     3.50:1.00    for the fiscal quarter ending on or about
                  July 31, 2001;

     3.75:1.00    for the fiscal quarter ending on or about
                  October 31, 2001;

     3.00:1.00    for the fiscal quarter ending on or about
                  January 31, 2002;

     6.00:1.00    for the fiscal quarter ending on or about
                  April 30, 2002;

     6.00:1.00    for the fiscal quarter ending on or about
                  July 31, 2002;

     6.00:1.00    for the fiscal quarter ending on or about
                  October 31, 2002;

     3.30:1.00    for the fiscal quarter ending on or about
                  January 31, 2003;

     3.50:1.00    for the fiscal quarter ending on or about
                  April 30, 2003;

     3.50:1.00    for the fiscal quarter ending on or about
                  July 31, 2003;

     3.50:1.00    for the fiscal quarter ending on or about
                  October 31, 2003;

     2.50:1.00    for the fiscal quarter ending on or about
                  January 31, 2004 and each
                  January 31 quarter end thereafter;

     2.50:1.00    for the fiscal quarter ending on or about
                  April 30, 2004 and each April 30
                  quarter end thereafter;

     3.00:1.00    for the fiscal quarter ending on or about
                  July 31, 2004 and each July 31
                  quarter end thereafter; and

     3.25:1.00    for the fiscal quarter ending on or about
                  October 31, 2004 and each
                  October 31 quarter thereafter."

     Section 3.04  Amendment to Section 5.17.
     ------------  -------------------------

     Section 5.17 of the Credit Agreement is hereby amended by deleting Section 5.17 in its entirety and replacing it with the following.

   Interest Coverage Ratio    Calculation Period
   -----------------------    ------------------
   2.50:1.00                  for each fiscal quarter of Fiscal Year
                              2002;

   1.40:1.00                  for the fiscal quarter ending on or
                              about April 30, 2002;

   1.50:1.00                  for the fiscal quarter ending on or
                              about July 31, 2002;

   1.60:1.00                  for the fiscal quarter ending on or
                              about October 31, 2002

   2.00:1.00                  for the fiscal quarter ending on or
                              about January 31, 2003;

   2.50:1.00                  for the fiscal quarter ending on or
                              about April 30, 2003;

   2.50:1.00                  for the fiscal quarter ending on or
                              about July 31, 2003;

   2.50:1.00                  for the fiscal quarter ending on or
                              about October 31, 2003; and

   3.00:1.00                  for the fiscal quarter ending January
                              31, 2004 and each fiscal quarter
                              thereafter."

     Section 3.05  Amendment to Section 5.18.
     ------------  -------------------------

     Section 5.18 of the Credit Agreement is hereby amended by deleting Section 5.18 in its entirety and replacing it with the following.

     "SHAREHOLDERS' EQUITY BASE. The Borrower will maintain Shareholders' Equity Base of at least equal to $100,000,000 ("Minimum Amount") from the Effective Date through April 30, 2001; provided, however, the Minimum Amount shall be increased quarterly thereafter on a cumulative quarterly basis by an amount equal to 50% of the positive Net Income Attributable to Common Shareholders for the prior fiscal quarter."

     Section 3.06  Amendment to Section 5.22.
     ------------  -------------------------

     Section 5.22 of the Credit Agreement is hereby amended by deleting Section 5.22 in its entirety and replacing it with the following:

     "CAPITAL EXPENDITURES.  The Borrower shall not make Capital
Expenditures during any fiscal quarter in excess of the following levels for each respective period, to be tested on a cumulative basis:

      Capital Expenditure Limit             Period
      -------------------------             ------
              $4,500,000          for the fiscal quarter ending
                                  on or about April 30, 2002;

              $9,000,000          for the six months ending
                                  on or about July 31, 2002;

              $12,000,000         for the nine months ending on
                                  or about October 31, 2002;

              $18,000,000         for the fiscal year ending
                                  January 31, 2003; and

   $25,000,000  PLUS an amount    for the fiscal year ending
   equal to no more than Five     January 31, 2004."
   Million Dollars which
   represents all or a portion
   of the Capital Expenditure
   Allotment not used for
   Capital Expenditures during
   the prior year.

     Section 3.07  Amendment to Article V.
     ------------  ----------------------

     Article V of the Credit Agreement is hereby amended by adding the following new sections:

     "SECTION 5.25. MINIMUM EBITDA. Consolidated EBITDA will be at least equal to the following levels for each fiscal quarter ended in each of the following Calculation Periods.

     Minimum Consolidated EBITDA        Calculation Period
     ---------------------------        ------------------
             $68,000,000            for the four fiscal quarters
                                    ending on or about April 30,
                                    2002;

             $70,000,000            for the four fiscal quarters
                                    ending on or about July 31,


                              - 7 -

                                    2002;

             $75,000,000            for the four fiscal quarters
                                    ending on or about October
                                    31, 2002; and

             $95,000,000            for the four fiscal quarters
                                    ending January 31, 2003".

     "SECTION 5.26. MINIMUM AVAILABILITY. Minimum availability under Total Availability in an amount at least equal to the following levels at all times during each fiscal quarters:

       "Minimum Availability                 Period
        --------------------                 ------
            $20,000,000           at all times during the fiscal
                                  quarter ending on or about
                                  April 30, 2002; and

            $10,000,000           at all times during the fiscal
                                  quarter ending on or about
                                  July 31, 2002."

     Section 4.  Conditions Precedent to Second Amendment.
     ---------   ----------------------------------------

     The effectiveness of the transactions described herein shall be subject to the following conditions:

     (a) This Agreement shall have been executed and delivered by Borrower, Agent and the Required Banks;

     (b) Borrower shall have executed and/or delivered to Agent a certificate of the Secretary or Assistant Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement;

     (c) The fees and disbursements of the Banks (as applicable) shall have been paid in full; and

     (d) All legal matters relating to this Agreement shall be satisfactory to Agent and its counsel.

     Section 5.  Ratification.
     ---------   ------------

     Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Note, the Security Agreement and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Note or the Security Agreement, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

     Section 6.  Expenses.
     ---------   --------

     All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

     Section 7.  Miscellaneous.
     ---------   -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     Section 8.  No Defenses.
     ---------   -----------

     Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

     Section 9.  Amendment Fee.
     ---------   -------------

     In consideration of Banks' commitment to enter into this Agreement, Borrower hereby agrees to pay to each Bank that enters into this Agreement, an amendment fee equal to three-eighths of one percent (.375%) of such Bank's Commitment.


     Section 10.  Waiver.
     ----------   ------

     The Required Banks hereby waive Borrower's failure to observe and perform the covenants set forth in Sections 5.16 and
5.17 of the Credit Agreement with respect to the year ending January 31, 2002. The waiver described in the preceding sentence shall be effective only as to the individual period described and as to the specific financial covenants identified herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                           AGENT:
                               FLEET NATIONAL BANK
                               as Administrative Agent, Issuing
                               Bank, Swingline Lender and a Bank

                               By: /s/ Douglas E. Scala
                                 ---------------------------
                                 Name:  Douglas E. Scala
                                 Title: Senior Vice President

                           BORROWER:
                               ELIZABETH ARDEN, INC.

                               By: /s/ Elizabeth Tuttle
                                 ---------------------------
                                 Name:  Elizabeth Tuttle
                                 Title: Sr. Vice President,
                                        Finance and Treasurer

                           REQUIRED BANKS:
                               CREDIT SUISSE FIRST BOSTON

                               By: /s/ Bill O'Daly
                                 ---------------------------
                                 Name:  Bill O'Daly
                                 Title: Director

                               By: /s/ Cassandra Droogan
                                 ---------------------------
                                 Name:  Cassandra Droogan
                                 Title: Associate


                               US BANK NATIONAL ASSOCIATION

                               By: /s/ Steven C. Gonzalez
                                 ---------------------------
                                 Name:  Steven C. Gonzalez
                                 Title: Vice President

                               THE PROVIDENT BANK

                               By: /s/ Michael D. Shover
                                 ---------------------------
                                 Name:  Michael D. Shover
                                 Title: AVP


                               GENERAL ELECTRIC CAPITAL
                                CORPORATION

                               By: /s/ Alfred J. Scoyni
                                 ---------------------------
                                 Name:  Alfred J. Scoyni
                                 Title: Vice President


                               LASALLE BUSINESS CREDIT

                               By: /s/ Anthony Lavinio
                                 ---------------------------
                                 Name:  Anthony Lavinio
                                 Title: Assistant Vice President


                               FIRST UNION NATIONAL BANK

                               By: /s/ Eric Butler
                                 ---------------------------
                                 Name:  Eric Butler
                                 Title: Managing Director


                               SIEMENS FINANCIAL SERVICES, INC.

                               By: /s/ Frank Amodio
                                 ---------------------------
                                 Name:  Frank Amodio
                                 Title: VP - Credit


                               TRANSAMERICA BUSINESS CAPITAL
                               CORPORATION (As successor to
                               Transamerica Business Credit
                               Corporation)

                               By: /s/ Steve Goetschius
                                 ---------------------------
                                 Name:  Steve Goetschius
                                 Title: Senior Vice President